EXHIBIT 99.1

NEWS
RELEASE

2004-13

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL COMMENCES TENDER OFFER FOR ITS 11¾% NOTES DUE 2009

HOUSTON, TEXAS, September 20, 2004 – Frontier Oil Corporation (NYSE:FTO) today announced that it has commenced a cash tender offer and consent solicitation with respect to all of the approximately $170,449,000 outstanding aggregate principal amount of its 11¾% Senior Notes due 2009 (the “Notes”). In conjunction with the tender offer, Frontier is soliciting noteholder consents to effect certain amendments to the indenture governing the Notes.

Frontier will pay the purchase price for Notes validly tendered and accepted for purchase, as well as accrued and unpaid interest up to, but not including, the payment date. The tender offer is scheduled to expire at 12:00, midnight, New York City time on October 18, 2004, unless extended or earlier terminated. Noteholders who provide consents to the proposed amendments will receive a consent payment (the “Consent Payment”) of $20.00 per $1,000 principal amount of Notes tendered and accepted for purchase pursuant to the offer if they provide their consents on or prior to 5:00 p.m., New York City time, on October 1, 2004, unless such date is extended. The total consideration to be paid for each validly tendered Note and properly delivered consent will be $1,065.00, which includes the Consent Payment.

The obligation to accept for purchase and to pay for Notes in the tender offer is conditioned on, among other things, that:

         •  The tender of Notes represents at least a majority of the principal amount of Notes outstanding on or prior to September 17, 2004, and

         •  Frontier has received financing on terms acceptable to it.

Frontier has retained Bear, Stearns & Co. Inc. to serve as the Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Requests for documents may be directed to Morrow & Co., Inc., the Information Agent at 800-607-0088. Questions regarding the tender offer and consent solicitation may be directed to Bear, Stearns & Co. Inc. at (877) 696-BEAR or (877) 696-2327.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offers to Purchase and Consent Solicitation Statement dated September 20, 2004.

Frontier, headquartered in Houston, operates a 110,000 bpd refinery located in El Dorado, Kansas and a 46,000 bpd refinery located in Cheyenne, Wyoming.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the contemplated transaction and strategic plans, expectations and objectives for future events and operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Frontier expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Frontier based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Frontier. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

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